UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM SD

Specialized Disclosure Report

ARCIMOTO, INC.

(Exact name of registrant as specified in its charter)

Oregon	0101-38213
(State or other jurisdiction of incorporation)	(Commission File No.)

2034 West 2nd Avenue, Eugene, OR	97402
(Address of principal executive offices)	(Zip Code)

Douglas M. Campoli, Chief Financial Officer, and Treasurer (541) 683-6293

(Name and telephone number of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

___	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2021.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Item 1.02 Exhibit1

A copy of Arcimoto, Inc.’s (Arcimoto’s) Conflict Minerals Report for the reporting period January 1, 2021, to December 31, 2021, is provided as Exhibit 1.01 hereto and is available publicly at http://www.arcimoto.com/ir.

Section 2 – Resource Extraction Issuer Disclosure

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

Designation	Description	Method of Filing

Exhibit 1.01	Conflict Minerals Report	Filed with this report

1 Any reference in this Report or the attached exhibit to our corporate websites and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ARCIMOTO, INC.
(Registrant)

Date: May 31, 2022	By:	/s/ Douglas M. Campoli
Chief Financial Officer and
Treasurer

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